Exhibit 99.1

CONTACT:      (206) 622-4191
Fran Conley, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, December 11, 2003. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its second quarter and six months ended October 31, 2003.

For the quarter ended October 31, we had the following results:

In millions, except percentage and per share data	2003	2002

Net Sales	$34.7	$36.5
Gross Profit	$16.2	$14.8
Gross Profit %	46.7%	40.4%
Net Income	$2.1	$0.3
Earnings Per Share	$0.19	$0.03

For the six months ended October 31, we had the following results:

In millions, except percentage and per share data	2003	2002

Net Sales	$67.5	$69.8
Gross Profit	$31.0	$28.7
Gross Profit %	45.9%	41.1%
Net Income (Loss)	$3.2	$(1.3)
Earnings (Loss) Per Share	$0.29	$(0.12)

Balance Sheet Summary

In millions	October 31, 2003	April 30, 2003	October 31, 2002

Accounts Receivable	$18.5	$24.3	$21.4
Inventories	$21.8	$34.5	$33.4
Working Capital	$70.4	$65.6	$73.5
Shareholders’ Equity	$75.4	$72.0	$82.6

Management Viewpoint:

We have made good progress on our strategic goals of returning to our core wholesale* business; improving that business to generate good profitability; disposing of the residual issues that come from last year’s restatement of earnings; and investing in key areas to enable growth in the future.

“We have a strong brand and a strong balance sheet, and plan to continue to improve all aspects of our company in order to enable the brand to grow to its full potential”, said Fran Conley, Chief Executive Officer.  “As we continue to improve our products, our operations, and our selling and marketing, and as the economic recovery takes hold, we believe that the brand has solid growth prospects in its current distribution channels; but we do not expect sales for the next six months to be significantly higher than they were last year.”

QUARTER

•                  The $2.1 million net income for the quarter ended October 31, 2003 includes $4.7 million pretax profit from our on-going wholesale* business.  It also includes $1.7 million of pretax expenses related to the 2002 restatement of prior years’ earnings.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•                  The $4.7 million pretax profit from the ongoing wholesale business for the second quarter of FY 2004 compares favorably to the $2.5 million pretax profit in the same period of FY 2003.

•                  For the second quarter of FY 2004, gross profits were up by $1.5 million even though sales were down $1.8 million compared to the second quarter of FY 2003.  We have been emphasizing profitable sales, reducing costs and improving our sourcing and product pricing.

•                  For the second quarter of FY 2004, we achieved a gross profit of 46.7%.  This includes a one-time benefit of approximately $700,000, as we adjusted our reserve estimates because our performance on returns and allowances has shown sustained improvement.  We expect gross profit to be impacted for the remainder of FY 2004 due to our seasonality and sales mix factors.

Year to Date

•                  The $3.2 million net income for the six months ended October 31, 2003 includes $7.9 million pretax profit from our on-going wholesale* business.  It also includes $3.4 million pretax restatement expenses, including expenses to settle the shareholder lawsuits and the SEC investigation.  A full reconciliation of these numbers to the Generally Accepted Accounting Principles presentation is shown in Table B attached.

•                  The $7.9 million pretax profit from the on-going wholesale business for the first six months of FY 2004 compares favorably to the $3.8 million pretax profit in the same period of FY 2003.

•                  For the first half of FY 2004, gross profits were up by $2.2 million even though sales were down $2.3 million compared to the first half of FY 2003.

BALANCE SHEET

Compared to our October 31, 2002 balance sheet, at October 31, 2003 our:

•                  Accounts receivable were down $2.9 million.

•                  Inventory was down $11.5 million.

•                  Accounts payable and accrued liabilities were down $4.6 million ($6.9 million excluding restructuring and restatement accruals).

•                  Cash was up $13.6 million.

In addition, our free cash flow was $16.2 million for the first six months of FY 2004.  We define free cash flow as cash provided by operating activities less capital expenditures.

RESTATEMENT UPDATE:

We have received final court approval of the settlement of the shareholder class action and derivative lawsuits.  In our lawsuit against Genesis, the insurance company that is trying to rescind our Directors’ and Officers’ liability insurance, we have filed for summary judgment seeking reinstatement of our insurance and we are awaiting a ruling. We continue to co-operate with the government investigation of former officers, and we have incurred expenses in connection with indemnifying former officers.

* Definition of Ongoing Wholesale Business:

Our ongoing wholesale business includes designing, sourcing and selling high quality sportswear to golf and specialty retailers, corporations and international distributors and licensees.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, December 11, 2003.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through January 10, 2004.  The call can also be accessed at 1-800-642-1687, ID # 4348002 through January 10, 2004.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: the ability of the company to control costs and expenses; relations with and performance of suppliers; the Company’s ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution channels; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; the ability to retain key employees and to maintain the integrity of the Company’s technology and information systems; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending on apparel; global economic conditions and additional threatened terrorist attacks and responses thereto, including war; and developments in the Securities and Exchange Commission’s or the Department of Justice’s ongoing investigation.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck

Table A

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
In thousands, except share & per share amounts)	October 31, 2003	October 31, 2002	October 31, 2003	October 31, 2002

Net sales	$34,747	$36,505	$67,484	$69,812
Cost of sales	18,527	21,740	36,525	41,099
Gross profit	16,220	14,765	30,959	28,713
Operating expenses
Depreciation	1,051	1,275	2,113	2,551
Selling, general & administrative	10,532	11,031	21,015	21,640
Restructuring and asset impairment	—	76	—	3,890
Restatement expenses	1,678	1,254	3,350	1,254
Total operating expenses	13,261	13,636	26,478	29,335
Operating income (loss)	2,959	1,129	4,481	(622)
Interest income (expense)
Interest expense	(44)	(175)	(102)	(371)
Interest income	42	85	85	145
Net interest expense	(2)	(90)	(17)	(226)
Income (loss) from continuing operations before taxes	2,957	1,039	4,464	(848)
Income tax expense (benefit)	866	354	1,420	(288)
Net income (loss) from continuing operations	2,091	685	3,044	(560)
Income (loss) from discontinued retail operations, net of tax	—	(403)	146	(746)
Net income (loss)	$2,091	$282	$3,190	$(1,306)

Diluted earnings (loss) per share:
Net Income/(Loss) from continuing operations	$0.19	$0.06	$0.28	$0.05
Net Income/(Loss) from discontinued retail operations	—	(0.03)	0.01	(0.07)
Net Income/(Loss)	0.19	0.03	0.29	(0.12)
Shares used in computation of :
Diluted earnings (loss) per share	10,993	10,629	10,910	10,599

Table B:  Management View of Operations and Reconciliation to GAAP Numbers Above:

In thousands	Quarter Ending October 31,		Six Months Ending October 31,
	2003	2002	2003	2002
Net income (loss) as reported	$2,091	$282	$3,190	$(1,306)
Less: net income (loss) from discontinued retail operations	0	(403)	146	(746)
Plus: Income tax expense (benefit)	866	354	1,420	(288)
Plus: pre-tax (income) expense of closed European operations	24	89	72	(543)
Plus: restructuring and asset impairment expenses	0	76	0	3,890
Plus: restatement expenses	1,678	1,254	3,350	1,254
= Ongoing wholesale business income before tax	$4,659	$2,458	$7,886	$3,753

Note: To understand the performance of our underlying business, management considers it useful to review our operating results excluding restructuring and restatement expenses and our former European operations.

Table C: Summary of Net Sales by Strategic Business Unit:

Quarter Ending October 31,

In thousands	2003	2002	$ change	% change

Golf	$9,872	$11,399	$(1,527)	(13.4)%
Corporate	13,762	15,112	(1,350)	(8.9)%
Specialty Retail	8,257	7,441	816	11.0%
International	660	954	(294)	(30.8)%
Other	2,196	1,599	597	37.3%
Total	$34,747	$36,505	$(1,758)	(4.8)%

Six Months Ending October 31,

In thousands	2003	2002	$ change	% change

Golf	$20,919	$23,176	$(2,257)	(9.7)%
Corporate	28,038	28,367	(329)	(1.2)%
Specialty Retail	13,264	12,338	926	7.5%
International	1,230	2,428	(1,198)	(49.3)%
Other	4,033	3,503	530	15.1%
Total	$67,484	$69,812	$(2,328)	(3.3)%

Note:  International sales for the six months ended October 31, 2002 included $750,000 of direct sales in Europe.

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

In thousands	October 31, 2003	April 30, 2003	October 31, 2002
	(audited)
Assets
Current Assets:
Cash and cash equivalents	$34,070	$18,864	$20,442
Accounts receivable	18,501	24,333	21,425
Inventories	21,818	34,539	33,350
Other current assets	6,041	8,326	15,869
Total current assets	80,430	86,062	91,086
Furniture and equipment, net	7,305	8,894	14,994
Other assets	680	722	1,111
Total assets	$88,415	$95,678	$107,191

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,849	$6,381	$10,344
Accrued liabilities	7,362	12,245	3,496
Current portion of capital lease obligations	817	1,732	3,300
Other current liabilities	37	82	446
Total current liabilities	10,065	20,440	17,586
Capital lease obligations, net of current portion, and other liabilities	2,929	3,250	6,991
Total shareholders’ equity	75,421	71,988	82,614
Total liabilities and shareholders’ equity	$88,415	$95,678	$107,191

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited)

In thousands	October 31, 2003	October 31, 2002

Net income (loss)	$3,190	$(1,306)
Net cash provided by (used in) operating activities:
Depreciation	2,215	3,160
Deferred gain on sale and leaseback of capital assets	(45)	(63)
Loss on disposals of furniture and equipment	19	—
Amortization of deferred compensation	31	349
Noncash compensation expense	—	127
Noncash restructuring and asset impairment charges	—	3,604
Changes in assets and liabilities:
Accounts receivable	5,832	20,480
Inventories	12,721	(7,142)
Prepaid expenses and other current assets	2,327	(2,051)
Accounts payable and accrued liabilities	(9,433)	(466)
Net cash provided by operating activities	16,857	16,692
Net cash used in investing activities	(646)	(1,696)
Net cash used in financing activities	(1,005)	(1,543)
Net increase in cash and cash equivalents	15,206	13,453
Cash and cash equivalents, beginning of period	18,864	6,989
Cash and cash equivalents, end of period	$34,070	$20,442